Contact:        Dennis Lakomy                         Release Date: Immediate
                Chief Financial Officer
                (708) 757-2803


                 CFC INTERNATIONAL, INC. REPORTS FOURTH QUARTER
                            AND YEAR END 2003 RESULTS

     Chicago Heights, Illinois, February 17, 2004 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI) today reported results for the fourth quarter and year end 2003. Sales in the fourth quarter of 2003 decreased 4.0 percent to $15.3 million compared to $16.0 million in the fourth quarter of 2002. This decrease in sales was primarily due to lower volumes of gift card orders (which the Company prints, encodes, audits and distributes), a decrease in holographic packaging orders due to the timing of customer ordering and continued softness in the European market. This was offset in part by the strength of the Euro compared to the U.S. dollar which increased
20.0 percent in 2003. This increase in the Euro favorably affected sales by approximately $800,000 in the current quarter.

     Net income in the fourth quarter of 2003 decreased to a loss of ($202,000) or ($0.05) cents per share on a fully diluted basis, compared to net income of $1.1 million or $0.24 cents per share on a fully diluted basis in the fourth quarter of 2002. Net income decreased primarily as a result of lower sales and investments of approximately $230,000 that the Company made in the fourth quarter of 2003 to hire and train additional personnel, perform color matches and run trials for new customers in order to fill new printed product sales orders for 2004. The Company previously reported that a leading competitor in printed products had notified its customers in the fall of 2003 that it would discontinue its printed product business in early 2004. The Company estimates printed products sales to increase by approximately $8.0 million in 2004 as a result.

     "We made a decision in 2003 to keep selected resources in place in anticipation of a higher volume of printed product orders," said Roger Hruby, CFC's Chairman and CEO. "This did not happen until December, when our monthly printed products sales increased substantially compared to December 2002. We continue to see a strong order volume forming in the first quarter of 2004. As a result of our decision to maintain staffing during the fourth quarter of 2003, net income was adversely affected. We are confident that we have the resources and strategies in place that we will need to meet the projected volume increase in our business."

     Operating income before depreciation and amortization of intangibles was $0.6 million in the fourth quarter of 2003, a decrease of 77.4 percent compared with $2.8 million in the fourth quarter of 2002. This decrease was primarily due to soft sales volumes in the fourth quarter of 2003.


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


                                       -2-


     Sales for the year increased 1.5 percent to $63.0 million in 2003, from $62.0 million in 2002. The 2003 sales increase was a result of strong holographic sales (both in packaging and security, both domestically and offshore), and an increase in the strength of the Euro which appreciated approximately 20.0 percent as compared to the U.S. dollar in 2002 favorably affecting sales by $3.7 million. These increases were partially offset by a decrease in sales of the Company's security products, resulting from lower volumes of gift cards. Net income for the year decreased to a loss of ($162,000) or ($0.04) cents per share on a fully diluted basis in 2003, from net income of $2.3 million or $0.51 cents per share on a fully diluted basis in 2002. Net income for the year was adversely affected by the Company's decision to retain existing work force in anticipation of significant growth in its printed products. The Company believes it will benefit from this decision as these continuing employees will provide the business foundation for a quality training environment for new hires. Gross margin in 2002 was favorably affected by the receipt of business interruption insurance proceeds covering lost margin in Europe of $2.6 million. Net income in 2002 was positively affected by the receipt of a $300,000 sales tax settlement, an income tax refund of $281,000 from filing amended tax returns and a $191,000 gain on tax from the sale of an older manufacturing facility in Germany.

     Operating income before depreciation and amortization of intangibles for the year decreased 40.9 percent to $4.9 million in 2003, as compared to $8.2 million in 2002 for the reasons described above.

2004 Outlook
------------

     "Although CFC's fourth quarter and year-to-date results were disappointing, we are well positioned for sales growth and solid earnings in 2004," said Mr. Hruby. "As we enter the first quarter of 2004, we are particularly encouraged by the number of opportunities and sales momentum we have both domestically and internationally, especially in our printed products and holographic packaging and security products. We are poised to meet the challenges of the marketplace; we remain focused on delivering a quality product, on-time, to our growing customer base and we continue to invest in new products and achieving operational excellence."

     Based upon the current economic forecasts and projected increases in printed product sales volume, the Company anticipates earning net income of $0.40 to $0.44 cents per share on a fully diluted based for fiscal year 2004.

     The Company invites all interested parties to listen to its fourth quarter and full year conference call at 11:00 a.m. EST (10:00 a.m. CST) on Tuesday, February 17, 2004. The dial-in numbers for the call are 800-901-5247 (U.S.), and 617-786-4501 (International). The participant passcode for this call is 45097958. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only investors and financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.


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


                                       -3-


     For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EST on February 17 until February 24, 2004. This replay can be accessed by dialing 888-286-8010 (U.S.); 617-801-6888 (International). The passcode is 12402867. The call also will be available as a webcast, both live and for replay, via the Internet on the CFC International, Inc. website at http://www.cfcintl.com on the Corporate/Investor Relations page.

Recent Developments
-------------------

     The Company announced on January 6, 2004, that it entered into a tentative agreement to purchase an additional 58,000 square feet of office, manufacturing and warehouse space from Chroma Corporation located on approximately 5.77 acres. The property is directly west of the Company's Chicago Heights facility and provides CFC with approximately 80,000 square feet of green space between both buildings for further expansion. The Company is scheduled to close this transaction on February 18, 2004.

     The Company invested $1.7 million in capital expenditures, purchasing two new Regenerative Thermal Oxidizers (RTOs) for its Chicago Heights facility. The RTOs became fully operational at the end of December 2003. This capital expenditure investment will allow the Company to realize substantial annual savings in natural gas and catalyst costs, and increases its manufacturing capacity.

     The Company recently hired two new sales associates, Mr. Walter Floyd and Mr. Vince Roman, who will manage customers on the East and West Coasts respectively. Mr. Floyd and Mr. Roman both have an extensive sales background in the coated film industry. These two new sales associates previously held sales positions with the competitor that has withdrawn from the printed products marketplace, and replace former personnel in those territories. The Company believes that the knowledge and experience that they bring to the Company will allow them to quickly generate additional sales orders, contributing to the overall increase in volume of the Company's printed products line.

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

     A condensed consolidated balance sheet and statement of operations is attached.

                                      # # #

     Statements made in this press release, including those relating to expectations of future sales, net income and operating resources, estimations of the market size for certain of the Company's products or the Company's share of those markets and expectations of increased sales attributable to various product lines, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the Company's products and services; competition from existing and new competitors and producers of alternative products will impact the Company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the Company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the Company's ability to exploit new or growing markets; the Company's ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the Company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

     You may access additional information, including our filings with the Securities and Exchange Commission and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.

CFC INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands,
Except Earnings Per Share and      Three Months Ended     Twelve Months Ended
Operating Income Percentage)          December 31,             December 31,
                                   ------------------     -------------------
                                    2003        2002      2003          2002
                                    ----        ----      ----          ----

Net Sales                          $15,314    $15,956   $62,788       $61,878
                                   -------    -------   -------       -------
Cost of Goods (Excluding
  Depreciation and
  Amortization Shown Below)         10,841      9,426    42,455        38,492
Operating Expenses                   3,832      3,691    15,468        15,160
Depreciation and Amortization          936      1,051     4,193         3,956
                                   -------    -------   -------       -------
Operating (Loss) Income               (295)     1,788       672         4,270
   Operating (Loss) Income %         (1.9%)     11.2%      1.1%          6.9%
Interest Expense                       287        255     1,110         1,241
Interest (Income)                        -        (14)        -           (29)
Rental Income                           (6)         -       (26)         (219)
Interest Rate Swap Valuation
  Provision (Benefit)                  (59)         -        48             -
                                   -------    -------   -------       -------
Income (Loss) Before Income Taxes     (517)     1,547      (460)        3,277

Provision (Benefit) for
  Income Taxes                        (315)       459      (298)          998
                                   -------    -------   -------       -------
Net Income (Loss) (Note 1)           ($202)    $1,088     ($162)       $2,279
                                   ========   =======   ========      ========
Diluted Weighted Average Number
  of Shares Outstanding              4,488      4,505     4,491         4,536
Diluted Earnings (Loss)
  Per Share (Note 1)                ($0.05)     $0.24    ($0.04)        $0.51

Earnings Before Interest, Taxes,
  Depreciation and Amortization
  (Note 2)                            $641     $2,839    $4,865        $8,226

SUMMARY OF INTERNATIONAL SALES

(In Thousands, Except
International Sales                 Three Months Ended   Twelve Months Ended
Percentage)                             December 31,          December 31,
                                    -------------------  --------------------
                                    2003        2002      2003          2002
                                    ----        ----      ----          ----

International Sales ($)             $7,061     $6,583   $32,560       $26,301

International Sales (%)              46.1%      41.3%     51.9%         42.5%

NOTE 1: The following is a reconciliation of net income and diluted earnings per share as reported to adjusted amounts which give affect to the elimination of the changes in the value of the interest swap arrangement:

                        Three Months Ended              Twelve Months Ended
                         December 31, 2003                December 31, 2003
                        ------------------              -------------------
                                   Diluted                          Diluted
                                   Earnings                         Earnings
                        Net Income  (Loss)              Net Income   (Loss)
                          (Loss)   Per Share               (Loss)   Per Share
                          ------   ---------               ------   ---------

Amounts as reported
  under GAAP              ($202)     ($0.05)               ($162)     ($0.04)
Elimination of interest
  rate swap provision
  (benefit), on an
  after tax basis
  - diluted earnings
  (loss) per share          (41)     ( 0.01)                  33        0.01
                          ------   ---------               ------   ---------
Amounts as adjusted       ($243)     ($0.06)               ($129)     ($0.03)
                          ======   ==========              =======  ==========

NOTE 2: The Company believes earnings before interest, taxes, depreciation and amortization (EBIDTA) is an appropriate measurement for its business because its enterprise value is more closely aligned with this measurement and because of the continual investment the Company makes in long-lived assets. EBITDA should not necessarily be considered as an alternative to net income or cash flows from operating activities which are determined in accordance with Generally Accepted Accounting Principles as an indicator of operating performance or as a measure of liquidity. The table that follows reconciles net income to EBITDA as defined:

                             Three Months Ended           Twelve Months Ended
                                 December 31,                  December 31,
                             -------------------          --------------------
(In Thousands)                2003         2002           2003          2002
                              ----         ----           ----          ----

Net Income (Loss)            ($202)       $1,088         ($162)        $2,279

Add Back (Subtract):
Income Taxes Provision
  (Benefit)                   (315)          459          (298)           998
Interest Expense               287           255          1,110         1,241
Depreciation and Amortization  936         1,051          4,193         3,956
Interest Rate Swap Valuation
  Provision                    (59)            -             48             -
Interest (Income)                -           (14)             -           (29)
Other (Income), Net             (6)            -            (26)         (219)
                              -----         -----         ------        ------
                              $641         $2,839        $4,865        $8,226
                              =====        ======        =======       =======

                             CFC INTERNATIONAL, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS AT
                     DECEMBER 31, 2003 AND DECEMBER 31, 2002

                                                    December 31,    December 31,
                                                        2003            2002
                                                        ----            ----

ASSETS
Cash and cash equivalents ....................      $ 5,672,647      $ 5,990,077
Accounts receivable, less allowance
  for doubtful accounts ......................        9,821,047        8,996,995
Inventories, net .............................       13,050,711       10,812,601
Other current assets .........................        1,771,646        1,313,571
                                                    -----------      -----------
Total current assets .........................       30,316,051       27,113,244
                                                    -----------      -----------

Property, plant and equipment, net ...........       28,116,892       25,214,867
Deferred income taxes ........................        3,280,891        2,143,584
Intangible assets, net .......................        3,695,899        3,980,000
Other assets .................................          105,078          154,861
                                                    -----------      -----------
Total assets .................................      $65,514,811      $58,606,556
                                                    ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt.............      $ 9,716,066      $ 6,388,157
Accounts payable and accrued expenses.........       10,075,592        8,546,551
                                                    -----------      -----------
Total current liabilities.....................       19,791,658       14,934,708
                                                    -----------      -----------
Deferred income taxes.........................        2,680,247        2,204,321
Fair value of interest rate swap..............           47,783                -
Long-term debt................................       15,066,109       15,097,682
                                                    -----------      -----------
Total liabilities.............................       37,585,797       32,236,711
                                                    -----------      -----------
Stockholders' equity..........................       27,929,014       26,369,845
                                                    -----------      -----------
  Total liabilities and stockholders' equity..      $65,514,811      $58,606,556
                                                    ===========      ===========